As filed with the Securities and Exchange Commission on August 17, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILTEX A, INC.

(Exact name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction

of incorporation or organization)

43-1954076

(I.R.S. Employer Identification No.)

1191 Woodstock, Suite #5, Estes Park, Colorado 80517
970-577-0716
(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

State Agent & Transfer Syndicate, 202 N. Curry, Suite #100, Carson City, Nevada 89703
775-882-1013
(Name, address, including zip code and telephone number,

including area code, of agent for service)

Approximate date of proposed sale to the public: Unknown

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each		offering	aggregate	Amount of
class of securities	Amount to be	price per	offering	registration
to be registered	registered (1)	share	price (3)	fee (3)(4)
Common Stock, $.0001 par value	unknown	unknown	unknown	unknown

     (1) Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock (“Shares”) which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

     (2) Represents the aggregate of: unknown

     (3) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(i) of the Securities Act of 1933, as amended, based on the sum of: unknown

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 17, 2004

Prospectus

WILTEX A, INC.

           SHARES

OF COMMON STOCK

The Issuer:

The Offering: All of the shares of common stock being offered in this prospectus have been or will be issued by Wiltex A, Inc. to the shareholders who are offering them for sale. The selling shareholders can use this prospectus to sell all or part of the shares they receive through the exercise of their warrants.

Nasdaq National Market Trading Symbol: unknown

Proceeds From This Offering: The shareholders selling the common stock in this offering will receive all of the proceeds from their sale, minus any commissions or expenses they incur.. We will bear all of the costs and expenses of registering the shares under the federal and state securities laws. These total costs and expenses are estimated to be $          (unknown).

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is August 16, 2004.

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. This document may be used only where it is legal to sell these securities. The information in this document is accurate only as of the date of this document, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at
1-800-SEC-0330 for further information about its Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     We have filed a registration statement on Form F-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update and in some cases supersede the information in the registration statement. The documents that we have previously filed and that are incorporated by reference include the following SEC filings (File No. 0-29620):

•	Our Annual Report on Form 10K for the fiscal year ended March 31, 2004;

•	Each of our Reports on Form 10Q filed since the date of inception of the Company.

     All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus. Upon your oral or written request, we will provide you with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

Wiltex A, Inc.
1191 Woodstock, Suite #5
Estes Park, Colorado 80517
970-577-0716

PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information included at other sections of this prospectus. In addition, you should carefully consider the factors described under “Risk Factors” at page 8 of this prospectus.

Wiltex A, Inc.

     Wiltex A, Inc., was incorporated in the State of Nevada on March 14, 2002 (the “Company”). The Company’s purpose is to engage in any lawful corporate activity, including possible merger and acquisition opportunities. The Company is in a development stage and has no operations to date other than issuance of restricted shares to the original shareholders. The Company was formed to provide a method for a private domestic or foreign company to become a public reporting company thereby causing their shares to be qualified to trade in the domestic secondary markets.

     There has been no bankruptcy, receivership or similar proceeding in the Company’s history. There has been no material reclassification or merger in the Company’s short history.

     The Company will attempt to locate another business for the purpose of merging that company (the “Target Company”) into the Company. It is possible that the Target Company will become a wholly owned subsidiary of the Company or it may sell or transfer assets into the Company and not merge. The Company can offer no assurance that it will be successful in locating and merging with or acquiring another entity.

     The Company has ascertained that there are certain benefits to it in being a reporting company with a publicly traded class of stock:

•	increased ability to raise capital

•	enhanced visibility in the financial community (which may prove particularly helpful to raise debt, if needed)

•	presence in the capital markets of the United States

•	ability to use registered securities to acquire other companies or their assets

•	improved competitive position

•	increased corporate prestige

•	availability of “key employees” compensation through stock options

•	enhanced shareholder liquidity and other corporate valuation.

     Another entity may be interested in merging with the Company if that entity is interested in using public securities to make acquisitions of other companies or is interested in becoming public without substantial dilution of its stock. Other Target Companies may be those which have not been able to locate an underwriter with acceptable terms, one that feels it can raise capital on more favorable terms as a public entity or a foreign company seeking entry into the United States stock markets.

     The Company’s business has numerous associated risks such as: competition, no operating history to date, lack of any agreements with possible Target Companies, management control, lack of market research, stock dilution, taxation, the Target Company’s need for audited financial statements, conflicts of interest (this issue is discussed intra in Item 5) and possible computer problems.

     The business of seeking mergers with other companies or acquiring other companies is highly competitive. There are many large corporations and venture capital firms that seek other entities with which to merge or acquire and these corporations and venture capital firms are better financed than the Company and have more expertise in the field of mergers and acquisitions. Accordingly, the Company will not be a significant competitor in this field.

     The Company is without operating history. It has no revenue and limited assets. The Company will in all likelihood operate at a loss and will be unable to reverse that situation until a merger or acquisition occurs. There is currently no specific Target Company nor any assurance the Company will be able to close a business transaction needed to reverse its anticipated losses. The Company has no current agreement with respect to a merger or acquisition with a Target Company.

     There has been no industry identification by management nor has there been any business model established consisting of the required operating history, assets and revenues of a Target Company. Therefore, the Company may enter into an agreement which may result in a business combination with an entity without significant operating history, revenues or assets precluding the potential for current earnings or increased net worth. There is no assurance that the Company will be successful in its plan to merge or acquire another entity.

     Management of the Company consists of its only officer, as discussed infra, who will devote a portion of his time to the business of the Company, especially in attempting to locate and close with a potential Target Company. There is neither compensation paid nor any agreement present to enter into such a contract with Management in the future. The loss of this individual could adversely affect the Company’s development and its continued operations.

     The Company has performed preliminary, limited research in an attempt to determine whether demand exists for these types of transactions. Even if further research determines that the demand does in fact exist, there is no assurance that the Company will be able to conclude a transaction.

     The successful conclusion of an acquisition or merger by the Company will probably result in the issuance of securities to the shareholders of the Target Company. This transaction, or preparation for such a possible transaction, may cause, in all probability, the shareholders of the Target Company to gain control of the Company and also cause a change in the existing management.

     It is the intention of the Company to structure a transaction with a Target Company to minimize the state and federal tax consequences as they apply to both parties. There can be no assurance that all statutory requirements can be met in the proposed reorganization or that the parties will receive tax benefits desired in a transfer of stock or assets.

     The Company will seek companies, as immediate Target Companies, which have audited financial statements or which can assure the Company that said statements will be furnished within sixty days of closing. If audited financial statements are not available at closing, the Company will require representations that the statements, when audited, will not materially differ from the unaudited statements presented. There is no assurance that a viable candidate for merger will agree with the Company’s request, which would result in the failure of the transaction to close.

     The Company does not believe it will become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, if the Company engages in operations which result in it holding passive investments in more than one other company, it could be subject to the regulations found in the Investment Company Act and it would have to register under said Act which could result in significant registration and compliance costs.

     The Company has no full-time employees.

     The Company will send an annual report to its shareholders, which shall contain audited financial statements. The Company is electronically filing this Registration Statement with the Securities and Exchange Commission, (the “Commission”) without an obligation to do so under the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”) to comply with the reporting requirements as promulgated by the Commission. As such, the Company will advise the shareholders that the Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

Employees

     The Company has no full-time employees.

RISK FACTORS

     In addition to the other information in this Annual Report on Form 10-K, there are risk factors that should be considered in evaluating the Company and an investment in our common stock. The trading price of the common stock could decline due to any of these risks, and investors in our common stock could lose all or part of their investment.

The Offering

(unknown) shares of common stock. All of the common shares have been issued and/or are issuable

Securities Offered by the Selling Shareholders included in this prospectus under “Selling Shareholders” at page 14.

Common Stock Outstanding as of August 16, 2004:	5,040,000

Use of Proceeds

Risk Factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors” on page 8.

Nasdaq National Market Symbols	Unknown

RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

     In addition to the other information contained in our Annual Report on Form 10-K, there are risk factors that should be considered in evaluating the Company and an investment in our common stock. The trading price of the common stock could decline due to any of these risks, and investors in our common stock could lose all or part of their investment.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of August 16, 2004:

SELLING SHAREHOLDERS

     By this prospectus, we are registering           shares of common stock on behalf of Wiltex A, Inc.. We have agreed to bear all expenses other than underwriting or selling commissions or any fees and disbursements of counsel in connection with the registration of these shares.

USE OF PROCEEDS

     The selling shareholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales.

DETERMINATION OF OFFERING PRICE

     The selling shareholders may use this prospectus from time to time to sell their common stock at a price determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

PLAN OF DISTRIBUTION

     The common stock may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

•	a block trade in which a selling shareholder will engage a broker-dealer who will then attempt to sell the common stock as agent, or position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and

•	any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders and any broker-dealers that participate in the distribution may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. To the extent, if any, that the selling shareholders may be considered “underwriters” within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.

     In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

     If any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

•	the name of each of the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions and discounts.

     The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

DESCRIPTION OF SECURITIES

     We have previously registered our common stock under the Exchange Act by filing a Form 10SG.

LEGAL MATTERS

     Certain legal matters have been passed upon for us by                                                                            .

EXPERTS

     Our audited financial statements have been incorporated by reference in this prospectus in reliance upon the report of Killman, Murrell & Company, Dallas, Texas, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing

EXPENSES OF THE ISSUE

     The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the            shares of common stock being registered on behalf of the selling shareholders. All amounts shown are estimates, except for the SEC registration fee. We will pay all expenses in connection with the distribution of the shares of common stock being sold by the selling shareholders (including fees and expenses of our counsel), except for the underwriting discount and for legal fees of any counsel selected by them.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Pursuant to the Nevada Revised Statute Section 78.751, a Nevada Corporation has the power to indemnify its directors, officers, employees and agents. Pursuant to Article 12 of the Company’s Articles of Incorporation, the Company is accordingly empowered to indemnify its officers, directors, employees and agents. Article 5 of the Company’s Bylaws specifically sets forth the terms of indemnification of its directors, officers, employees and agents. Accordingly, the directors and officers of the Company liability is affected. (A copy of the Company’s duly filed and authorized Articles and Bylaws are attached as exhibits hereto).

Item 9. Exhibits.

Name of Exhibit

Item 10. Undertakings.

     The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof;

     (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) File a post-effective amendment to the registration statement to include any financial statements required by section 210.3-19 at the start of any delayed offering or throughout a continuous offering.

     (b) Filings Incorporating Subsequent Exchange Act documents by reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Estes Park, Colorado on August 16, 2004.

WILTEX A, INC.
By:	/s/ JAMES E. HOGUE
Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAMES E. HOGUE James E. Hogue	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	8/16/04